SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 14, 2011

APPALACHIAN POWER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

1-3457	54-0124790
(Commission File Number)	(IRS Employer Identification No.)

1 Riverside Plaza, Columbus, OH	43215
(Address of Principal Executive Offices)	(Zip Code)

614-716-1000
(Registrant's Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.                      Material Impairments

As more fully described in its Annual Report on Form 10-K for the year ended December 31, 2010, Appalachian Power Company (the Company) filed a settlement agreement with the West Virginia Public Service Commission (WVPSC) seeking to increase the Company’s annual base rates by $60 million. On March 30, 2011, the West Virginia Public Service Commission issued an order approving a $51 million increase (the WV Order).

The WV Order denied the Company's request for rate base treatment of the Mountaineer Carbon Capture and Storage Product Validation Facility (the Facility) largely due to its experimental operation.  The WV Order provided that should the Company construct a commercial scale Carbon Capture and Sequestration Project, the West Virginia portion of the Company’s costs of the Facility, based on load sharing among certain AEP operating companies, may be considered used and useful plant in service and included in future rate base. Therefore, on April 14, 2011, the Company’s management determined that there was an impairment for a portion of the Facility.

The Company expects to report a non-cash charge related to the effects of the WV Order of approximately $41 million ($26 million after tax) in the first quarter of 2011. The remaining Facility costs total $19 million and will be recorded as a noncurrent regulatory asset. At this time, the Company does not anticipate any impact on future cash expenditures resulting from this non-cash charge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPALACHIAN POWER COMPANY

By: /s/ Thomas G. Berkemeyer
Name: Thomas G. Berkemeyer
Title: Assistant Secretary

April 14, 2011